Exhibit 99.1

Citizens Community Bancorp, Inc. Suspends Stock Repurchase Plan in Response to Coronavirus
EAU CLAIRE, WI, March 23, 2020 - Citizens Community Bancorp, Inc. (the “Company”) (Nasdaq: CZWI), announced its Board of Directors voted to immediately suspend its stock repurchase plan in response to the coronavirus on March 20, 2020. This action is effective until further notice.
The Company’s primary subsidiary, Citizens Community Federal N.A. (the “Bank”) is poised to support our customers, colleagues and communities. Plans are in place to provide support to our clients while we practice spacing, remote work assignments and other best practices to protect the safety of everyone. The Bank is well-capitalized and liquid, and customer deposits are protected with the Federal Deposit Insurance Corporation backing up to $250,000.
About the Company
Citizens Community Bancorp, Inc. (NASDAQ: “CZWI”) is the holding company of the Bank, a national bank based in Altoona, Wisconsin, currently serving customers primarily in Wisconsin and Minnesota through 28 branch locations. Its primary markets include the Chippewa Valley Region in Wisconsin, the Twin Cities and Mankato markets in Minnesota, and various rural communities around these areas. The Bank offers traditional community banking services to businesses, Ag operators and consumers, including one-to-four family mortgages.